Exhibit 99.1
Press Release
HCC COMMENTS ON HURRICANE KATRINA
HOUSTON (September 1, 2005) . . .
HCC Insurance Holdings, Inc. (NYSE symbol: HCC) announced today that the Company anticipates claims from Hurricane Katrina coming from aviation, onshore and offshore energy, property and marine lines of business. The Company has only just received its first claims notifications and it will be some time before we are able to estimate the overall loss to HCC.
Stephen L. Way, Chairman and Chief Executive Officer, said, “Katrina is a catastrophe of huge proportions and we fear that the loss of life and property will continue to escalate for some time to come.” Mr. Way added, “HCC has substantial reinsurance for catastrophe losses and we are confident that our net loss on Katrina will be within our self imposed maximum expected loss.”
HCC subsidiary Continental Underwriters (www.cultd.com) is based in Covington, Louisiana and insures tugs, barges, crew vessels and other “brown water” marine business. All employees are accounted for although several have major damages to their personal properties. The office survived the onslaught but will not be back in operation for several weeks. Any enquiries should be directed to the Houston office at (713) 744-9686.
HCC is an international insurance holding company and a leading specialty insurance group since 1974, based in Houston, Texas with offices across the USA and in Bermuda, England and Spain. HCC is traded on the NYSE (symbol: HCC), has assets exceeding $6.0 billion and is rated AA (Very Strong) by Standard & Poor’s and A+ (Superior) by A. M. Best Company.
For more information, visit our website at www.hcch.com.

Contact:	L. Byron Way, Vice President
HCC Insurance Holdings, Inc.
Telephone: (713) 690-7300
Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.